Exhibit 99.1
Horsehead Holding Corp. Announces 2007 Earnings
     MONACA, Pa., Feb. 27 /PRNewswire-FirstCall/ — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported consolidated net income of $90.7 million for the year ended December 31, 2007, or $2.85 per diluted share, on sales of $545.6 million. Net income was $17.2 million for the fourth quarter of 2007, or $0.49 per diluted share, on sales of $119.2 million. Included in net income for 2007 was a charge of $2.2 million, after taxes, relating to hedges purchased during the fourth quarter for 2008. This charge reduced earnings per diluted share $0.07 and $0.06 for the year and quarter, respectively. Highlights for the fourth quarter and year compared to the prior year same periods were:
•	An increase in net income of 67% for the year and 6% for the quarter;

•	A strengthened balance sheet, with debt reduced from $79.7 million to $0.2 million and cash increased from $1.0 million to $76.2 million during the year, after capital spending of $45.3 million;

•	Steady improvement in productivity, as annualized production of zinc increased to 152,000 tons for the second half of 2007, a 10% increase over the full-year 2006;

•	Completion of a new kiln installation in Rockwood, TN at the end of 2007, which increases our capacity for processing electric arc furnace (“EAF”) dust by 15%; and

•	Announcement in December 2007 of a strategic initiative with Nucor and other major steel producers to expand our EAF dust recycling capacity in the Southeast.
“We are pleased with our continued strong performance,” said Jim Hensler, President and Chief Executive Officer. “Operational and productivity improvements at our Monaca smelter increased zinc production to approximately 155,000 tons on a per annum rate during the fourth quarter. Our EAF dust recycling plants continued to operate at full capacity.”
Hensler further commented, “Market demand for our products and services was very good during the fourth quarter as shipments of zinc products increased 1.1% and EAF dust receipts increased 3.4% on a sequential quarter basis. We have successfully brought additional EAF dust processing capacity on-line at the start of 2008. This capacity expansion, combined with the productivity gains at our smelting operation, positions us for continued growth in 2008. In addition, we are very pleased to have entered into a long-term agreement with Nucor Steel to process EAF dust from three of their steel plants along with dust from other steel producers in the region in a facility we plan to construct in the Carolinas.”
2007 Financial Highlights
Net income increased $36.2 million to $90.7 million for the twelve months ended December 31, 2007, compared to $54.5 million for the twelve months ended December 31, 2006. The major factors contributing to this growth in earnings were:

•	Net sales increased $49.2 million, or 10%, to $545.6 million, reflecting higher average selling prices versus the average LME zinc price (“Premium”) and improved product mix.

•	Cost of sales increased $13.2 million, or 4%, to $373.4 million, as higher cost for LME based feedstock and increased labor and maintenance expense was partially offset by the reduced purchase of metal for resale.

•	Selling, general and administrative expenses decreased $15.6 million to $15.7 million compared to the prior year, reflecting primarily the elimination of expenses relating to the termination in 2006 of a management services agreement with a former stockholder.

•	Interest expense, net of interest and other income, decreased $4.7 million, reflecting significant reduction in debt and increased interest income.

•	Earnings per diluted share increased to $2.85, based upon 31.8 million weighted average shares outstanding.
Fourth Quarter Financial Highlights
Net income increased $1.0 million to $17.2 million for the three months ended December 31, 2007, compared to $16.2 million for the three months ended December 31, 2006. The major factors contributing to this growth in earnings for the quarter were:
•	Net sales decreased $30.5 million, or 20%, to $119.2 million, reflecting a 38% decline in the average LME price of zinc, partially offset by higher Premium realization, improved product mix and higher shipments and production. A mark-to-market adjustment of $3.4 million ($2.2 million after taxes), relating to put options purchased during the quarter for 2008, was charged against sales in the fourth quarter of 2007.

•	Cost of sales decreased $14.1 million, or 14%, to $85.6 million, resulting primarily from the reduced purchase of metal for resale and lower cost for LME based feedstock, partially offset by higher labor and maintenance expense.

•	Selling, general and administrative expenses decreased $15.0 million for the quarter to $3.8 million compared to the prior year, reflecting primarily the elimination of expenses relating to the termination in 2006 of a management services agreement with a former stockholder and bonuses paid relating to an equity financing.

•	Interest expense, net of interest and other income, decreased $3.8 million, reflecting significant reduction in debt and increased interest income.

•	Put options for 2008 were purchased at a cost of $13.3 million for 90,000 tons of zinc at a strike price of $1.00 per pound. $3.4 million of this cost was recorded as a charge against sales in the fourth quarter of 2007, through the mark-to-market adjustment noted above, and the balance ($9.9 million) will be charged against sales during 2008. In

January 2008 we also purchased put options for 2009 at a cost of $7.0 million for 45,000 tons of zinc with a strike price of $0.90 per pound.
2007 and Fourth Quarter Shipments and Production Data

	Quarter ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Zinc production — tons	38,650	37,102	140,306	138,835
Zinc product shipments — tons	37,982	37,137	152,745	157,671
Zinc contained	34,165	33,786	136,698	142,767
Net sales realization zinc products — per lb	$1.33	$1.76	$1.55	$1.37
zinc products — per lb zinc contained	$1.48	$1.94	$1.73	$1.52
LME zinc price — per lb	$1.19	$1.91	$1.47	$1.49
Other Financial Data
Cash generated by operations was $16.5 million for the quarter and $102.6 million for the year ended December 31, 2007 compared to $4.2 million for the same quarter and $15.6 million for the prior year. Cash generated from operations for the quarter and year was net of $13.3 million used to purchase put options for 2008. Capital spending was $17.6 million and $45.3 million for the quarter and year, respectively. Cash on hand was $76.2 million as of December 31, 2007 compared to $1.0 million at December 31, 2006.
On-going Activities
According to Mr. Hensler, “Our capacity expansion projects continue to be on schedule. The Rockwood, Tennessee waelz kiln, which we brought on-line at the beginning of 2008, is expected to ramp up during the first quarter. Engineering, site selection and incentive negotiations are underway for a new EAF dust processing facility in the Carolinas. This, along with other projects, will enable us to use more low-cost feed for zinc production. We also expect to bring 10,000 additional tons of zinc oxide capacity on-line during the second quarter of 2008.”
“We have hedged 90,000 tons of zinc for 2008, representing approximately 60% of our expected zinc production, through the purchase of put options with a strike price of $1.00 per pound. In the event of a decline in zinc prices, we expect these hedges to help ensure an adequate level of cash flow from operations. We have also hedged 45,000 tons of zinc for 2009 thus far, through the purchase of put options with a strike price of $0.90 per pound. These hedges will allow us to participate in any increase in the price of zinc while protecting us if the zinc price declines below the strike prices.”

Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Thursday, February 28, 2008, at 1:00 pm EST to discuss the quarterly and annual results. Dial-in instructions are as follows:
Dial-In Number(s):
United States: (888) 550-2358
International: (703) 546-4242
A replay of the call will be available beginning at 3:00 pm EST on Thursday, February 28, 2008 and ending on Thursday, March 6, 2008 at 11:59 pm EST. Dial in instructions for the replay are:
Dial-In Number(s):
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 912382
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Monaca, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Sales	$119,160	$149,683	$545,579	$496,413
Cost of sales (excluding depreciation)	85,561	99,707	373,359	360,181

Gross profit (excluding depreciation)	33,599	49,976	172,220	136,232
Depreciation	2,918	2,561	10,150	8,536
S G & A expenses	3,837	18,792	15,688	31,294

Income from operations	26,844	28,623	146,382	96,402
Interest expense	(434)	(2,987)	(7,589)	(9,555)
Interest and other income	1,284	42	3,037	327

Income before taxes	27,694	25,678	141,830	87,174
Income tax provision	10,457	9,479	51,147	32,717

Net income	$17,237	$16,199	$90,683	$54,457

Earnings per diluted share	$0.49	$0.59	$2.85	$2.01

Weighted average diluted shares outstanding	35,358	27,629	31,833	27,137

EBITDA (1)	$29,762	$31,184	$156,532	$104,938
Balance Sheet Items (unaudited)

	December 31,	December 31,
	2007	2006
Cash	$76,169	$958
Other current assets	133,902	136,636
Property, plant and equipment, net	98,932	63,794
Other assets	5,801	4,318

Total assets	$314,804	$205,706

Current liabilities	$60,053	$78,731
Long-term debt	121	58,225
Other long-term liabilities	12,576	18,756
Stockholders’ equity	242,054	49,994

Total liabilities and stockholders’ equity	$314,804	$205,706

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate Horsehead’s performance and to compare Horsehead’s current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Net income	$17,237	$16,199	$90,683	$54,457
Income tax provision	10,457	9,479	51,147	32,717
Interest expense	434	2,987	7,589	9,555
Interest and other income	(1,284)	(42)	(3,037)	(327)
Depreciation	2,918	2,561	10,150	8,536

EBITDA	$29,762	$31,184	$156,532	$104,938

Contact info:
   Robert D. Scherich
   Vice President & CFO
   Horsehead Holding Corp.
   724.773.9000
SOURCE Horsehead Holding Corp.